EX 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Erica Pettit/Alecia Pulman
Investor Relations/Press
Financial Dynamics
212-850-5600

SILVERLEAF RESORTS, INC. ANNOUNCES PROPERTY ACQUISITION IN MISSOURI

Will Announce 2005 Results and Provide 2006 Guidance on March 7th

DALLAS, TEXAS. (February 1, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced that the Company has acquired 81 acres of undeveloped land adjacent to one of its existing destination resorts, Holiday Hills Resort near Branson, Missouri. The newly acquired tract, purchased for approximately $1.0 million, can accommodate up to 456 new timeshare units and related amenities, including a proposed nine hole par three golf course expansion to the existing eighteen hole regulation golf course. There are currently 422 timeshare units at Holiday Hills Resort.

Development of the property is subject to Silverleaf receiving all state and local governmental approvals necessary for timeshare operations. Extensive additional planning and pre-development work must be completed before initial capital expenditure projections for the project can be finalized.

Sharon K. Brayfield, President of Silverleaf, commented, “Branson remains a popular destination for all those who love country music and variety shows, in addition to the beauty of the lakes and hills of the Ozark region. Holiday Hills is one of our fastest growing resorts, so this is a significant opportunity to expand our capacity to provide attractive vacation alternatives to our customers in this key destination vacation market.”

The Company also announced it will release its 2005 results and provide 2006 guidance on March 7, 2006.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.

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